Exhibit 99.1

    Gastar Executes Memorandum of Understanding with Macquarie Generation to
              Investigate Supply of Coal Bed Methane from PEL 238

    HOUSTON--(BUSINESS WIRE)--March 13, 2007--Gastar Exploration Ltd. (AMEX:GST; TSX:YGA) announced today that it has executed, along with its PEL 238 joint venture partner Eastern Star Gas (ASX:ESG), a Memorandum of Understanding (MOU) with Macquarie Generation, a government-owned electricity generator in the state of New South Wales, Australia (NSW). The MOU sets the framework for negotiation of a potential long-term agreement to supply natural gas for the expansion of Macquarie Generation's Bayswater power station. A potential long-term natural gas supply and purchase agreement could reach as much as 500 billion cubic feet in total and increase NSW's natural gas consumption by as much as 25%.

    J. Russell Porter, Gastar's President and CEO, and Dennis Morton, Eastern Star Gas Managing Director, issued a joint comment on the transaction. "This is a very exciting commercial development and represents a watershed for both our Gunnedah Basin Gas Project and the state of NSW. It could provide the PEL 238 joint venture with a large natural gas market that will underpin development of a natural gas pipeline infrastructure and act as the foundation for the large scale development and sale of natural gas within NSW. The pipeline linking the natural gas project to the Bayswater power station could bring natural gas within 100 kilometers of Newcastle and provide for the potential additional natural gas sales into the greater Newcastle-Sydney-Wollongong area. NSW will at last have a truly major, indigenous source of natural gas."

    Macquarie Generation, Australia's largest electricity producer, owns and operates two coal fired power stations in the Hunter Valley - Bayswater (2,640 MW capacity) and Liddell (2,000 MW capacity). These two power stations can produce the equivalent of 40% of NSW's electricity requirements. Macquarie Generation is investigating an innovative gas fuelling initiative that could both increase the output of the Bayswater power station and reduce the intensity of greenhouse gas emissions.

    The key terms of the Memorandum of Understanding are as follows:

    -- Gastar and ESG will continue their PEL 238 Gunnedah Basin Gas Project work program to prove natural gas reserves.

    -- Macquarie Generation will investigate the use of natural gas fired power generation within the Bayswater power station.

    -- The parties will jointly investigate the installation of a 300 km high pressure natural gas transmission pipeline linking Narrabri to Bayswater.

    Gastar and ESG are in the process of commercializing the Gunnedah Basin Gas Project through the successful implementation of the Bibblewindi Production Pilot with a target to achieve initial certified natural gas reserves by the third quarter, 2007. PEL 238 has an independently estimated gas resource of 17 TCF of gas-in-place.

    Gastar holds a 35% interest in the PEL 238 Gunnedah Basin Gas
Project (Coal Seam Gas), with ESG holding the remaining 65% interest and acting as operator of the project.

    The Gunnedah Basin Gas Project (Coal Seam Gas Joint Venture) is located in Petroleum Exploration License ("PEL") 238 that covers 9,100 square kilometers of the Gunnedah Basin in New South Wales. PEL 238 contains one of the largest estimated onshore natural gas resource accumulations in Australia. The 256 square kilometer Bohena Project Area within PEL 238 is currently under development with independent gas reserves certification targeted for 2007.

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with low-risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million acres controlled by Gastar and its Joint Development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria respectively.

    Safe Harbor Statement and Disclaimers:

    The United States Securities and Exchange Commission (SEC) has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms "resources," "gas-in-place" or other descriptions of volumes of hydrocarbons that the SEC guidelines may prohibit us from including in filings with the SEC. Estimates of gas resources or gas-in-place do not reflect volumes that are demonstrated as being commercially or technically recoverable. Even if commercially or technically recoverable, a significant recovery factor would be applied to these volumes to determine estimates of volumes of proved reserves. Accordingly, these estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. The methodology for estimating gas-in-place or resources may also be different than the methodology and guidelines used by the Society of Petroleum Engineers.

    This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements". Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors as described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             E-Mail: rporter@gastar.com